SUB-ITEM 77I

Terms of New or Amended Securities

Strategic Funds, Inc.

- Dreyfus Select Managers Small Cap Growth Fund

(the “Fund”)

            At a meeting held on April 29, 2013, the Board of Directors of Strategic Funds, Inc. (the “Registrant”), on behalf of the Fund, approved the creation of an additional class of shares, Class Y shares, descriptions of which appear in the following documents:

1.      The sections of the Fund’s Prospectus under the headings “Fund Summary-Fees and Expenses” and “Shareholder Guide” and the Fund’s Statement of Additional Information, incorporated by reference to Post-Effective Amendment No. 90 to the Registrant’s Registration Statement on Form N-1A, filed with the Securities and Exchange Commission (the “SEC”) on June 25, 2013, effective as of July 1, 2013.

2.      The Registrant’s Rule 18f-3 Plan, incorporated by reference to Exhibit (n) of Post-Effective Amendment No. 90  to the Registrant’s Registration Statement on Form N-1A, filed with the SEC on June 25, 2013.